Exhibit 10.1
SECOND AMENDMENT
TO THE
CHICO’S FAS, INC.
2005 CASH BONUS INCENTIVE PLAN
     THIS SECOND AMENDMENT TO THE CHICO’S FAS, INC. 2005 CASH BONUS INCENTIVE PLAN is made and entered into on the date set forth below by Chico’s FAS, Inc. (the “Company”).
W I T N E S S E T H:
     WHEREAS, the Company has established the Chico’s FAS, Inc. Cash Bonus Incentive Plan (as previously amended, the “Plan”); and
     WHEREAS, pursuant to the terms of the Plan, the Compensation and Benefits Committee of the Board of Directors of the Company (the “Committee”) is authorized to further amend the Plan; and
     WHEREAS, on April 11, 2007, the Committee authorized the adoption of an amendment to the Plan to extend the Plan such that the Plan continues to apply for the Company’s 2007 fiscal year.
     NOW, THEREFORE, effective as of February 4, 2007, Section 2(h) of the Plan is deleted in its entirety and the following is substituted in lieu thereof:
     (h) “PERFORMANCE PERIOD” means, as applicable, (i) the Company’s 2005 fiscal year or any portion thereof designated by the Committee or (ii) the Company’s 2006 fiscal year or any portion thereof designated by the Committee or (iii) the Company’s 2007 fiscal year or any portion thereof.
     IN WITNESS THEREOF, the Company has caused this Second Amendment to be executed by its duly authorized officer this 11th day of April, 2007, but effective for all purposes as of February 4, 2007.

CHICO’S FAS, INC.
By:	/s/ Michael J. Kincaid
	Name:	Michael J. Kincaid
	Title:	Senior Vice President—Finance, Chief Accounting Officer and Assistant Secretary